SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D/A2
                                 (Amendment No. 2)

                   Under the Securities Exchange Act of 1934

                             LAMONTS APPAREL, INC.
                                (Name of Issuer)

                       COMMON STOCK, par value $.01 per share
                          (Title of Class of Securities)


                                   513628206
                                (CUSIP Number)

                                JOHN C. WATERFALL
                               10 EAST 50TH STREET
                            NEW YORK, NEW YORK  10022
                                 (212) 705-0500

                (Name, address and telephone number of person
               authorized to receive notices and communications)

                              November 17, 1997
            (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 33 pages

13D/A2
CUSIP No. 513628206
___________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Phoenix Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                            WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        138,089
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                            0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             138,089
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                138,089
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         .8%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                           PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           MW Management, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        138,089
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              138,089
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                138,089
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         .8%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                        CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                            Phaeton BVI
                              (formerly Phaeton International, N.V.)
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                            WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                                British Virgin Islands
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        45,950
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             45,950
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                45,950
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                          .2%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                           CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 33 pages

13D/A2
CUSIP No. 513628206
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Betje Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                            WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        49,164
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             49,164
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                49,164
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         .3%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
                                       PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 33 pages
                                    <page



13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                Morgens, Waterfall, Vintiadis & Company, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        95,114
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             95,114
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                95,114
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         .5%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                        CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Morgens Waterfall Income Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                            WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        47,260
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              47,260
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                47,260
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         .3%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                         PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           MW Capital, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         47,260
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                            0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             47,260
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                47,260
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         .3%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                        CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Restart Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                            WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        299,986
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             299,986
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                299,986
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         1.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                         PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 33 pages
                                    <page



13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Restart Partners II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                            WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        492,000
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                            0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              492,000
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                492,000
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         2.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                         PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 33 pages
                                    <page



13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                          Restart Partners III, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        308,795
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                            0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              308,795
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                308,795
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         1.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                         PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 33 pages
                                    <page



13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Prime, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        1,100,781
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             1,100,781
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,100,781
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         6.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                        CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Prime Group, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        299,986
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              299,986
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               299,986
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         1.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                        PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Prime Group II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        492,000
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             492,000
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     492,000
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         2.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                        PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 14 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Prime Group III, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        308,795
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             308,795
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                               308,795
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         1.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                        LP
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 15 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Endowment Restart, L.L.C.
                      (formerly The Common Fund for Non-Profit Organizations)
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                            WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                            0
SHARES         _____________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        101,662
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                            0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             101,662
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                101,662
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         .6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                         CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 33 pages
                                    <page



13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Endowment Prime, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        101,662
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             101,662
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                101,662
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         .6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                        CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 17 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           John C. "Bruce" Waterfall
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                            AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        1,482,906
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                            0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              1,482,906
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,482,906
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         8.3%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 18 of 33 pages

13D/A2
CUSIP No. 513628206
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                                           Edwin H. Morgens
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                             AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                               United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         1,482,906
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                            0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              1,482,906
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                1,482,906
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                         8.3%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                        IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 19 of 33 pages

ITEM 1.  SECURITY AND ISSUER.

      This amendment ("Amendment No. 2") amends and restates: (i) the statement on Schedule 13D ("Statement No. 1") filed by the Reporting Persons (as defined below) with the Securities & Exchange Commission (the "Commission") on September 3, 1992 with respect to shares of common stock, par value $0.01 per share, of Lamonts Corporation (the "Original Shares"), (ii) the statement on Schedule 13D ("Statement No. 2") filed by the Reporting Person with the Commission on December 14, 1993 with respect to Shares of Series A Preferred Stock of Lamonts Apparel, Inc. (the "Issuer"), and (iii) amendment no. 1 to Statement No. 1 ("Amendment No. 1") filed by the Reporting Persons with the Commission on November 27, 1994 with respect to shares of common stock, par value $.01 per share (the "New Shares", and together with the Original Shares, the "Shares"), of the Issuer. The principal executive offices of the Issuer are located at 3650 131st Avenue S.E., Bellevue, Washington 98006.

ITEM 2.  IDENTITY AND BACKGROUND.

      This Amendment No. 2 is filed jointly by (a) Phoenix Partners ("Phoenix"); (b) MW Management, L.L.C. ("MW Management"); (c) Phaeton BVI ("Phaeton") (formerly Phaeton International N.V.); (d) Betje Partners ("Betje"); (e) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"); (f) Morgens Waterfall Income Partners ("MWIP"); (g) MW Capital, L.L.C. ("MW Capital"); (h) Restart Partners, L.P. ("Restart"); (i) Restart Partners II, L.P. ("Restart II"); (j) Restart Partners III, L.P. ("Restart III"); (k) Prime Group, L.P.("Prime"); (l) Prime Group II, L.P. ("Prime II");
(m) Prime Group III, L.P.("Prime III"); (n) Prime, Inc.; (o) Endowment Restart, L.L.C.("Endowment") (formerly The Common Fund for Non-Profit Organizations); (p) Endowment Prime, L.L.C. ("Endowment Prime"); (q) John C. "Bruce" Waterfall ("Waterfall"); and (r) Edwin H. Morgens ("Morgens", and together with the persons listed in clauses (a) through (q) above, the "Reporting Persons").

      Phoenix is a New York limited partnership whose principal address is 10 East 50th Street, New York, New York 10022. The principal business of Phoenix is to invest in securities of U.S. issuers. MW Management, a Delaware limited liability company, is the general partner of Phoenix. The principal address of MW Management is 10 East 50th Street, New York, New York 10022. The managing members of MW Management are Morgens and Waterfall. All of the information concerning Morgens and Waterfall is set forth below.

      Phaeton is a company incorporated under the laws of the British Virgin Islands having its principal office c/o Hemisphere Management Limited located at Hemisphere House, 9 Church Street, Hamilton, HM11 Bermuda. The principal business of Phaeton is to invest in securities of U.S. and foreign issuers. Morgens Waterfall serves as an investment advisor to Phaeton as discussed below.

      Betje is a New York limited partnership whose principal address is 10 East 50th Street, New York, New York 10022. The principal business of Betje is to invest in the securities of U.S. issuers. Mr. Zanvyl Krieger is the general partner of Betje. The business address of Mr. Krieger is c/o Weinberg and Green, 100 South Charles Street, Baltimore, Maryland 21201. Mr. Krieger's principal occupation is a private investor. Morgens Waterfall serves as an investment advisor to Betje as discussed below.

                               Page 20 of 33 pages

      Morgens Waterfall is a New York corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Morgens Waterfall is the rendering of financial services and as such it provides discretionary investment advisory services pursuant to contracts with Phaeton and Betje.

      MWIP is a New York limited partnership whose principal address is 10 East 50th Street, New York, New York 10022. The principal business of MWIP is to invest in the securities of U.S. issuers. MW Capital, a Delaware limited liability company, is the general partner of MWIP. MW Capital is a Delaware limited liability company whose principal address at 10 East 50th Street, New York, New York 10022. The principal business of MW Capital is to act as the general partner of MWIP. Morgens and Waterfall are the managing members of MW Capital. All of the information concerning Morgens and Waterfall is set forth below.

      Restart, Restart II and Restart III are Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022. The principal businesses of Restart, Restart II and Restart III are to invest in securities of financially troubled companies.

      Prime, Prime II and Prime III, Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022, are the general partners of Restart, Restart II and Restart III, respectively. The principal businesses of Prime, Prime II and Prime III are to act as the general partners of Restart, Restart II and Restart III, respectively.

      Prime, Inc., the general partner of Prime, Prime II and Prime III, is a Delaware corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Prime, Inc. is to act as a general partner of Prime, Prime II and Prime III. Waterfall is the President and a Director of Prime, Inc. Morgens is the Chairman of the Board of Directors and the Secretary of Prime, Inc. All of the information concerning Morgens and Waterfall is set forth below.

      Endowment is a Delaware limited liability company having its principal office c/o Morgens, Waterfall, Vintiadis & Company, Inc., 10 East 50th Street, New York, New York 10022. The principal business of Endowment is to invest in securities of various issuers. The managing member of Endowment is Endowment Prime, a Delaware limited liability company with its principal business address at 10 East 50th Street, New York, New York 10022. The managing members of Endowment Prime are Morgens and Waterfall. All of the information concerning Morgens and Waterfall is set forth below.

       Waterfall is the President and a Director of Morgens Waterfall.
Morgens is the Chairman of the Board of Directors and the Secretary of Morgens Waterfall. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall. The principal business address of Morgens and Waterfall, each of whom is a U.S. citizen, is at the office of Morgens Waterfall, 10 East 50th Street, New York, New York 10022. Morgens Waterfall has no other officers or directors.


                                Page 21 of 33 pages

       During the past five years, none of the persons described in this Item 2 have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of such persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

       As reported in Statement No. 1, the Shares of common stock of Lamonts Corporation were acquired by the Reporting Persons on August 24, 1992 pursuant to a certain Master Recapitalization Agreement in exchange for 13 1/2% Senior Subordinated Notes due 1995 of the Issuer held by the Reporting Persons. The Shares received pursuant to the Master Recapitalization Agreement and the purchase price attributable to such Shares for each Reporting Person is set forth below:

                          Number of Original Shares
Reporting Person          Received Upon Conversion      Purchase Price

Phoenix                          138,089                   $604,829
Phaeton                           45,950                   $218,781
Betje                             49,164                   $215,338
MWIP                              47,260                   $162,101
Restart                          299,986                 $1,193,944
Restart II                       492,000                 $1,722,000
Restart III                      308,795                 $1,062,254
Endowment                        101,662                   $343,617

       Each Share of common stock of Lamonts Corporation as reported in the Statement No. 1 was automatically converted (upon the change in the Issuer's name to Lamonts Apparel, Inc.) into one Share of the Issuer with the CUSIP Number 513628990.

       As reported in Statement No. 2, each share of Series A Preferred Stock held by the Reporting Persons at that time was automatically converted (upon the amendment of the Issuer's Certificate of Incorporation) into two Shares of the Issuer with the CUSIP Number 513628206. The Shares received by each Reporting Person upon conversion of Series A Preferred Stock is set forth below:

                              Number of New Shares
Reporting Person              Received upon Conversion     Purchase Price

Phoenix                           182,678                      $274,017
Phaeton                            60,788                       $91,182
Betje                              65,038                       $97,557
MWIP                               62,520                       $93,780
Restart                           396,850                      $595,275
Restart II                        650,866                      $976,299
Restart III                       408,506                      $612,759
Endowment                         134,488                      $201,732

       The Reporting Persons have not acquired additional securities of the Issuer since the filing of the Statement No. 1 and Statement No. 2.

                                Page 22 of 33 pages
                                    <page



       The source of funds used for the purchases reported in Statement No. 1 and Statement No. 2 was the working capital of the respective Reporting Person.

ITEM 4.  PURPOSE OF TRANSACTION.

       Phoenix, Phaeton, Betje, MWIP, Restart, Restart II, Restart III and Endowment acquired the Shares as investments. The Reporting Persons have no present plans or proposals that relate to or would result in any of the actions enumerated in Item 4 of Schedule 13D except as reported in Item 6 hereof.

          The Reporting Persons reserve the right to buy additional securities of the Issuer or sell securities of the Issuer from time to time.


ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER.

      (a) and (b) The following is the aggregate amount of Shares that are beneficially owned by each Reporting Person:


                      AGGREGATE # OF SHARES             PERCENTAGE
NAME                    OF COMMON STOCK                   OF CLASS

Phoenix                     138,089                         .8%
Phaeton                      45,950                         .2%
Betje                        49,164                         .3%
MWIP                         47,260                         .3%
Restart                     299,986                        1.7%
Restart II                  492,000                        2.7%
Restart III                 308,795                        1.7%
Endowment                   101,662                         .6%

TOTAL                     1,482,906                        8.3%


      Morgens Waterfall does not directly own any Shares. Morgens Waterfall may be deemed an indirect beneficial owner of 95,114 shares by virtue of a contracts with Betje (49,164 Shares) and Phaeton (45,950 Shares) pursuant to which Morgens Waterfall provides discretionary investment advisory services.

      Prime, Inc. does not directly own any Shares. Prime, Inc. may be deemed an indirect beneficial owner of 1,100,781 Shares by virtue of its position as general partner of Prime, Prime II, Prime III, Prime IV and Prime V; which are not direct beneficial owners of any Shares, but may be deemed to be indirect beneficial owners of Shares by virtue of their positions as general partners of Restart (299,986 Shares), Restart II (492,000 Shares), and Restart III (308,795 Shares), respectively.


                                Page 23 of 33 pages

      MW Capital does not directly own any of the Shares. MW Capital may be deemed an indirect beneficial owner of 47,260 Shares by virtue of its position as general partner of MWIP.

      Endowment Prime does not directly own any Shares. Endowment Prime may be deemed an indirect beneficial owner of 101,662 Shares by virtue of its position as managing member of Endowment.

      Waterfall does not directly own any of the Shares. Waterfall may be deemed to be an indirect beneficial owner of 1,482,906 Shares by virtue of his positions as President and a Director of Morgens Waterfall, as investment adviser to Betje (49,164 Shares) and Phaeton (45,950 Shares); as a managing member of MW Capital, as general partner of MWIP (47,260 Shares); as President and a Director of Prime, Inc., as general partner of each of Prime, Prime II and Prime III, as general partners of Restart (299,986 Shares), Restart II (492,000 Shares), Restart III (308,795 Shares), respectively; as a managing member of Endowment Prime, as managing member of Endowment (101,662 Shares).

      Morgens does not directly own any of the Shares. Morgens may be deemed to be an indirect beneficial owner of 1,482,906 Shares by virtue of his positions as Chairman and Director of Morgens Waterfall, as investment advisor to Betje (49,164 Shares) and Phaeton (45,950 Shares); as a managing member of MW Capital, as general partner of MWIP (47,260 Shares); as Chairman of Prime, Inc., as general partner of each of Prime, Prime II and Prime III, as general partners of Restart (299,986 Shares), Restart II (492,000 Shares) and Restart III (308,795 Shares), respectively; as managing member of Endowment Prime, as managing member of Endowment (101,662 Shares).

      Each Reporting Person hereby disclaims that it has any beneficial ownership of the Shares owned, directly or indirectly, by any other entity.

      The percentage of Shares beneficially owned by each Reporting Person and in total is based upon 17,900,053 Shares outstanding as of November 28, 1997 as reported by the Issuer on Form 10Q, which is the most recent Form 10Q of the issuer on file with the Commission.

      (c) The transactions by the Reporting Persons in the Shares of the Issuer since the filing of Statement No. 1 and Statement No. 2 are set forth below:


SALE OF SHARES ON 11/15/94

Reporting Person              Number of Shares Sold    Price per Share

Phoenix                                 15,078                 $0.813
Phaeton                                  5,088                 $0.813
Betje                                    5,338                 $0.813
MWIP                                     5,120                 $0.813
Restart I                               32,750                 $0.813
Restart II                              53,666                 $0.813
Restart III                             33,606                 $0.813
Endowment                               11,088                 $0.813

------------------------------------------------------------------------------

                                Page 24 of 33 pages

SALE OF SHARES ON 11/21/94

Reporting Person              Number of Shares Sold        Price per Share

Phoenix                                 18,600                 $0.625
Phaeton                                  6,200                 $0.625
Betje                                    6,600                 $0.625
MWIP                                     6,400                 $0.625
Restart I                               40,500                 $0.625
Restart II                              66,400                 $0.625
Restart III                             41,600                 $0.625
Endowment                               13,700                 $0.625

------------------------------------------------------------------------------

SALE OF SHARES ON 11/29/94

Reporting Person              Number of Shares Sold        Price per Share

MWIP                                    51,000                 $0.620
Restart I                              323,600                 $0.620
Restart II                             530,800                 $0.620
Restart III                            333,300                 $0.620
Endowment                              109,700                 $0.620

------------------------------------------------------------------------------

PURCHASE OF SHARES ON 11/29/94

Reporting Person              Number of Shares Purchased   Price per Share

Phoenix                                622,200                 $0.630
Phaeton                                518,500                 $0.630
Betje                                  207,700                 $0.630

------------------------------------------------------------------------------

SALE OF SHARES ON 12/30/94

Reporting Person              Number of Shares Sold        Price per Share

Phoenix                                622,200                 $0.625
Phaeton                                518,500                 $0.625
Betje                                  207,700                 $0.625

------------------------------------------------------------------------------

PURCHASE OF SHARES ON 12/30/94

Reporting Person              Number of Shares Purchased   Price per Share

MWIP                                    51,000                 $0.625
Restart I                              323,600                 $0.625
Restart II                             530,800                 $0.625
Restart III                            333,300                 $0.625
Endowment                              109,700                 $0.625

------------------------------------------------------------------------------
                                Page 25 of 33 pages

SALE OF SHARES ON 1/13/95

Reporting Person              Number of Shares Sold    Price per share

Restart II                              50,000               $0.438

------------------------------------------------------------------------------

SALE OF SHARES ON 9/2/97

Reporting Person              Number of Shares Sold    Price per Share

Phoenix                            2,100                 $0.20
Phaeton                              600                 $0.20
Betje                              1,000                 $0.20
MWIP                                 600                 $0.20
Restart                            3,800                 $0.20
Restart II                         6,500                 $0.20
Restart III                        4,300                 $0.20
Endowment                          1,100                 $0.20

------------------------------------------------------------------------------

SALE OF SHARES ON 9/12/97

Reporting Person              Number of Shares Sold    Price per Share

Phoenix                            5,300                 $0.19
Phaeton                            1,500                 $0.19
Betje                              2,500                 $0.19
MWIP                               1,500                 $0.19
Restart                            9,500                 $0.19
Restart II                        16,200                 $0.19
Restart III                       10,800                 $0.19
Endowment                          2,700                 $0.19

------------------------------------------------------------------------------
SALE OF SHARES ON 10/29/97

Reporting Person              Number of Shares Sold    Price per Share

Phoenix                            8,300                 $0.08
Phaeton                            2,800                 $0.08
Betje                              3,000                 $0.08
MWIP                               2,800                 $0.08
Restart                           18,100                 $0.08
Restart II                        15,300                 $0.08
Restart III                       18,600                 $0.08
Endowment                          6,100                 $0.08

------------------------------------------------------------------------------



                                Page 26 of 33 pages

SALE OF SHARES ON 11/17/97

Reporting Person              Number of Shares Sold    Price per Share

Phoenix                            8,300                 $0.08
Phaeton                            2,800                 $0.08
Betje                              3,000                 $0.08
MWIP                               2,800                 $0.08
Restart                           18,100                 $0.08
Restart II                        15,300                 $0.08
Restart III                       18,600                 $0.08
Endowment                          6,100                 $0.08

----------------------------------------------------------------------------
SALE OF SHARES ON 11/25/97

Reporting Person             Number of Shares Sold     Price per Share

Phoenix                          16,625                 $0.08
Phaeton                           5,528                 $0.08
Betje                             5,922                 $0.08
MWIP                              5,691                 $0.08
Restart                          36,114                 $0.08
Restart II                       30,694                 $0.08
Restart III                      37,185                 $0.08
Endowment                        12,241                 $0.08

-----------------------------------------------------------------------------
SALE OF SHARES ON 12/02/97

Reporting Person             Number of Shares Sold     Price per Share

Phoenix                           2,840                 $0.07
Phaeton                             944                 $0.07
Betje                             1,012                 $0.07
MWIP                                972                 $0.07
Restart                           6,168                 $0.07
Restart II                        9,622                 $0.07
Restart III                       6,351                 $0.07
Endowment                         2,091                 $0.07

-----------------------------------------------------------------------------
SALE OF SHARES ON 12/03/97

Reporting Person              Number of Shares Sold    Price per Share

Phoenix                          105,535                 $0.04
Phaeton                           35,328                 $0.04
Betje                             36,666                 $0.04
MWIP                              36,637                 $0.04
Restart                          231,818                 $0.04
Restart II                       387,184                 $0.04
Restart III                      237,464                 $0.04
Endowment                         79,368                 $0.04


                                Page 27 of 33 pages

      All transactions reported above were effected through open market transactions in the over-the-counter market.

      Except as set forth above, there were no other transactions by the Reporting Persons in the securities of the Issuer.

      (d) Except as set forth in this Item and Item 2 above, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

      (e)  Not applicable.

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
         WITH RESPECT TO THE SECURITIES OF THE ISSUER.

       None of the persons identified in Item 2 above is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Issuer, except to the extent described in Item 2 and Item 5 of this Amendment No. 2.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT 1 Joint Acquisition Statement among the Reporting Persons dated February 13, 1998, filed pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

EXHIBIT 2 Power of Attorney, dated February 13, 1998, granted to Morgens and Waterfall by MWIP; MW Capital; Prime, Inc.; Prime; Prime II; Prime III; Restart; Restart II; Restart III, Phoenix; MW Management; Morgens Waterfall; Betje; Endowment; Endowment Prime; Phaeton; Morgens; and Waterfall for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto for filing with the Commission pursuant to the requirements of Rule 13d-1(f).























                               Page 28 of 33 pages

SIGNATURES


       After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct and agrees that this statement is filed on behalf of each of them.

                                    The Reporting Persons listed herein


                                         /s/ Bruce Waterfall
Dated:  February 13, 1998          By: ___________________________________
                                        John C. "Bruce" Waterfall, on his
                                        own behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons


                                         /s/ Edwin H. Morgens
                                  By: ___________________________________
                                        Edwin H. Morgens, on his own
                                        behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons






























                               Page 29 of 33 pages

                                                                    EXHIBIT 1
                       JOINT ACQUISITION STATEMENT
                       PURSUANT TO RULE 13d-1(f)(1)

The undersigned acknowledge and agree that this statement on Schedule 13D is filed on behalf of each of the undersigned and that any subsequent amendments to the statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.


                                 The Reporting Persons listed herein


Dated:  February 13, 1998        By:  /s/ Bruce Waterfall
                                     ___________________________________
                                     John C. "Bruce" Waterfall, on his
                                     own and as attorney-in-fact for
                                     each of the other Reporting Persons


                                By:  /s/ Edwin H. Morgens
                                     ___________________________________
                                     Edwin H. Morgens, on his own
                                     behalf and as attorney-in-fact
                                     for each of the other Reporting
                                     Persons
























                               Page 30 of 33 pages

                                                                    EXHIBIT 2

                            POWER OF ATTORNEY

      The undersigned hereby appoint John C. "Bruce" Waterfall and Edwin H. Morgens each with full power of substitution, as their attorneys-in-fact for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto for filing with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended. The undersigned hereby ratify the execution on their behalf, prior to the date hereof, by John C. "Bruce" Waterfall or Edwin H. Morgens of any Schedule 13Ds or amendments thereto for the aforesaid purpose.

      IN WITNESS WHEREOF, the undersigned have caused this Power of Attorney to be duly executed as of February 13, 1998.


PHOENIX PARTNERS

By: MW Management, L.L.C.
    General Partner

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


MW MANAGEMENT, L.L.C.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


PHAETON BVI

By: Morgens, Waterfall, Vintiadis & Company, Inc.
    As investment advisor

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President


BETJE PARTNERS

By: Morgens, Waterfall, Vintiadis & Company, Inc.
    As investment advisor

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President

                              Page 31 of 33 pages

MORGENS, WATERFALL, VINTIADIS & COMPANY INC.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President


MORGENS WATERFALL INCOME PARTNERS

By: MW Capital, L.L.C.
    General Partner

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


RESTART PARTNERS, L.P.
RESTART PARTNERS II, L.P.
RESTART PARTNERS III, L.P.

By: PRIME GROUP, L.P.
    PRIME GROUP II, L.P.
    PRIME GROUP III, L.P.
    As General Partners of Restart Partners, L.P.,
    Restart Partners II, L.P., and Restart Partners III, L.P.,

By: PRIME, INC.
    As general partner of Prime Group, L.P., Prime Group II, L.P. and Prime Group, III, L.P.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President


ENDOWMENT RESTART,  L.L.C.

By: Endowment Prime, L.L.C.
    Managing Member

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member



                               Page 32 of 33 pages

ENDOWMENT PRIME, L.L.C.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


JOHN C. "BRUCE" WATERFALL

     /s/ Bruce Waterfall
By: _________________________


EDWIN H. MORGENS

     /s/ Edwin H. Morgens
By: _________________________





































                               Page 33 of 33 pages